May 15, 2006

The Managing Director,
Xechem Pharmaceutical Nigeria Ltd,
Sheda Science and Technology Complex,
Technology Park,
Gwagwalada, Abuja

Dear Sir,

LETTER OF OFFER OF N150 MILLION DIRECT LENDING FACILITY FOR XECHEM PHARMACEUTICAL NIGERIA LTD ("XECHEM" OR "THE COMPANY")

We are pleased to inform you that the Board of Directors of Nigerian Export-Import Bank has approved the above-captioned facility under the following terms and conditions;

1 **Amount:** N150,000,000.00 (One Hundred and Fifty Million Naira only).

2 **Purpose:** To facilitate the development, commercial production and marketing of NICOSAN™/HEMOXIN™ capsules and syrups for the treatment of Sickle Cell Disease (SCD) through supporting the expansion and integration of existing production facilities at the company's research and production facilities at Sheda Science and Technology Complex, Gwagwalada-Abuja as per the estimated costs of construction of the extraction, equipment, raw material and grinding machine buildings.

3 **Tenor:** Maximum of three years duration (36 months), inclusive of one (1) year (12 months) moratorium but with payment of interest during the moratorium period.

4 **Pricing:** The pricing structure of the proposed facility is as follows:

FEES/CHARGES	RATE
Facility Fee	1.0% flat on the loan amount payable upfront at financial closure
Management Fee	0.5% flat on the principal amount outstanding from time to time and payable annually at anniversary of facility
Legal Fees	To be advised but for the account of Xechem
Monitoring Fee	N100,000.00 per Annum payable at the anniversary of the facility
Interest Rate	15.0% per annum on loan amount outstanding from time to time.

Head Office: Plot 795, 8th Street, Off Independence Avenue, Central Business District, P.M.B. 276, Garki, Abuja.
Tel: (234) 9 - 234 6141- 7 Fax: (234) 9 - 234 6151, E-mail: neximabj@neximbank.com.ng

NEXIM

5 **Security:** For the proposed export development credit facility, the following security is proposed to cover the loan amount:

1. All Assets Debenture on the assets of the company.
2. Personal Guarantee issued by the Chairman/Chief Executive backed by a Notarised Statement of Netwoth
3. Promissory Notes Issued by Xechem Pharmaceutical Nigeria Ltd

6 **Repayment:** From streams of project's cash flow as per the repayment schedule comprising four (4) consecutive semi-annual installments of principal with the first repayment falling due 12 months after availment of facility.

7 **Conditions Precedent to disbursement**

The conditions precedents to drawdown of the proposed facility are as follows:

i. Submission of a duly signed acceptance copy of this Letter of Offer;
ii. Evidence of all necessary regulatory approvals by the relevant Government Agencies, NAFDAC and FCDA/Sheda Science and Technology Complex;
iii. Submission of a Board Resolution authorizing the borrowing and acceptance of the facility from NEXIM;
iv. Submission of copies of all approvals for the new facility buildings and bills of quantity as well as contract details with selected builders;
v. Payment of all upfront fees and charges;
vi. Written confirmation from Company on its debt profile
vii. Execution of a personal guarantee of the Chairman/Chief Executive of Xechem; and
viii. Execution of all Finance/Legal Documents

8 **Special Condition:** During the duration of the Facility, NEXIM reserves the right to amend, alter, cancel or waive the terms and conditions of the Facility, should circumstances warrant such a change.

9 **Covenants:**

Xechem Pharmaceutical Nigeria Ltd shall covenant that for as long as any amounts remain outstanding under the Facility, it will:

a) Refrain from entering into or consenting to any amendment, assignment or modification of the Transaction Agreements.

b) Do all things necessary to maintain its corporate existence and to carry out its business in accordance with good manufacturing industry practices, including obtaining and maintaining in full force and effect all material franchise, permits, privileges, licenses, government authorizations, etc., required for the conduct of its business.

c) Refrain from creating or incurring any additional lien upon or granting additional interests in the existing collateral.

d) Comply with all material laws, regulations, etc., necessary to the continued operation of its business.

NEXIM

e) Make all filings, recordings, etc., necessary to perfect or preserve the interest of the NEXIM Bank in the collateral.

f) Do all things necessary in accordance with good manufacturing industry practices to comply with its obligations under the Facility.

g) Not declare dividends unless the face value of due and payable obligations under this Facility for that financial year have been paid.

h) Provide quarterly unaudited financial statements - Balance Sheet, P & L, Cash Flow Statements – to NEXIM Bank not later than 30 days after the end of each quarter. Audited accounts are to be provided within 120 days of the end of each financial year.

i) Not effect any lien, trade-off, mortgage and/or the disposal of its assets in any form without the prior written consents of the NEXIM Bank; such consent not to be unreasonably withheld.

j) Provide annually, satisfactory evidence that all of Xechem Pharmaceutical Nigeria Ltd's assets have been insured in such amounts and against such risks as is customarily carried out by owners of similar businesses and property, where such Insurer will be acceptable to NEXIM Bank.

k) Throughout the tenor of the Facility, NEXIM Bank shall reserve the right to appoint a Director on the Board of the Company.

10 **Representation and Warranties:** Xechem Pharmaceutical Nigeria Ltd shall provide the following representations and warranties:

a) Due incorporation under the applicable laws, and due power and authority to carry out its business and enter into and perform the transactions contemplated upon hereunder.

b) Due authorization, execution, delivery, validity, binding effect and enforceability of the Transaction Agreements and any other documents to be delivered by the Company.

c) Receipt of all required approvals for the execution of the Transaction Agreements and any related documents and the performance of the obligations thereunder.

d) No conflicts with the articles of incorporation, by-laws, material agreements, laws, regulations, etc.

e) Absence of any undisclosed material litigation or administrative proceeding before any court, tribunal or governmental body.

f) Payment of all required taxes except for those being contested in good faith through appropriate proceedings.

NEXIM

g) Perfection and priority of the security interests granted to the Lender under the Facility.

h) Absence of material defaults under the material agreements.

i) Absence of any:
(a) liens or other encumbrances of any kind on the collateral and
(b) any liens on the assets of Xechem Pharmaceutical Nigeria Ltd other than liens connected with the financing of its ordinary course of business.

Please indicate your acceptance of the above terms and conditions by duly executing (Signature and Seal) the Letter of Offer and returning same to us within thirty (30) days of the date of this Letter.

Yours faithfully
For: Managing Director/Chief Executive

M. K. ABDULLAHI	**HOPE YONGO**
Manager	**Assistant General Manager**
Business Development &	**Business Development &**
Advisory Services (BDAS)	**Advisory Services (BDAS)**

ACCEPTED FOR AND ON BEHALF OF XECHEM PHARMACEUTICAL NIGERIA LTD

Authorised Signatory	**Authorised Signatory**
RAMESH C. PANDEY, Ph.D.	Isaac Inyang
Chairman & CEO	Board of Director
18th May 2006	18/5/06

REPAYMENT SCHEDULE
XECHEM PHARMACEUTICAL NIGERIA LTD

B. NAIRA FACILITY

Amount N150,000,000.00
Repayment 3 Years
Rate 15%

YEAR	PRINCIPAL	INSTALMENT	PRINCIPAL DUE	INTEREST	TOTAL	DUE DATE
1	150,000,000.00	1	37,500,000.00	11,219,178.08	48,719,178.08	15-May-07
	112,500,000.00	2	37,500,000.00	8,460,616.44	45,960,616.44	15-Nov-07
2	75,000,000.00	3	37,500,000.00	5,609,589.04	43,109,589.04	15-May-08
	37,500,000.00	4	37,500,000.00	2,820,205.48	40,320,205.48	15-Nov-08